EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-57163, 333-00333, 333-21815, 333-47369, 333-68969, 333-82935, 333-38616, 333-53180, 333-97599, 333-100755, 333-101440, 333-138546 and 333-155566 on Form S-8, and Registration Statement No. 333-128130 on Form S-3 of our reports dated September 10, 2010, relating to the consolidated financial statements and financial statement schedule of Symmetricom, Inc, and the effectiveness of Symmetricom, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Symmetricom, Inc. for the year ended June 27, 2010.

/s/ Deloitte & Touche LLP

San Jose, California

September 10, 2010